Exhibit 10.2

AMENDED AND RESTATED PURCHASE AGREEMENT

by and between

FORT WORTH HOSPITAL REAL ESTATE, LP,

a Texas Limited Partnership,

as Seller,

and

CARTER VALIDUS PROPERTIES II, LLC,

a Delaware limited liability company

and/or its assignee or nominee

as Purchaser

Premises:	Baylor Surgical Hospital
1800 Park Place
Ft. Worth, Texas

Date:	Effective as of November 14, 2014

AMENDED AND RESTATED PURCHASE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AGREEMENT (this “Contract”) is made and entered into as of the Effective Date (as hereinafter defined) by and between FORT WORTH HOSPITAL REAL ESTATE, LP a Texas limited partnership (“Seller”), whose principal place of business is located at                                         , and CARTER VALIDUS PROPERTIES II, LLC, a Delaware limited liability company and/or its assignee or nominee (“Purchaser”), whose principal place of business is located at 4890 West Kennedy Boulevard, Suite 650, Tampa, Florida 33609. The “Effective Date” shall be November 14, 2014. This Amended and Restated Purchase Agreement amends and restates all prior purchase agreements between the Purchaser and Seller.

ARTICLE I

PROPERTY

Section 1.01 Property. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, all of Seller’s right, title and interest in and to the following properties and assets:

(a) That certain tract of real property located in Fort Worth, Texas more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all of Seller’s right, title and interest in and to (i) all and singular the rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and (ii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of such real property (all of the foregoing being hereinafter collectively referred to as the “Real Property”).

(b) All improvements and structures now constructed and completed or to be constructed and completed prior to Closing with respect to and situated on the Real Property, including without limitation that certain two (2)-story hospital building totaling upon completion approximately 83,464 rentable square feet situated on approximately 5.3 acres (“Hospital Building”) but specifically excluding the Ground Tenant’s interest in that certain two-story medical office building totaling upon completion approximately 8,268 rentable square feet located upon the Real Property (“MOB”). The Property shall include Seller’s right, title and interest in all parking areas, loading dock facilities, landscaping and other improvements, structures and fixtures (except trade fixtures, if any) (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

(c) All of Seller’s interest in that certain Lease Agreement between Seller, as landlord, and Fort Worth Surgicare Partners, LTD, as tenant (“Tenant”), dated August 8, 2013, covering the entire leasable space of the Real Property

(except as limited by the Ground Lease, as defined herein) and the Improvements (collectively, the “Lease”), all security deposits, prepaid rents and similar items attributable to periods after Closing, any receivables attributable to periods after Closing for common area maintenance, taxes, insurance and/or other items, if any, due and payable under the Lease, and all of Seller’s right, title and interest, if any, in any parking agreements, and all contract rights of Seller relating to the Real Property and/or Improvements, to the extent assignable without additional payment or fee on the part of Seller, approved by Purchaser and all other intangible rights which are appurtenant to the Real Property and/or the Improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the Improvements, to the extent assignable without additional payment or fee on the part of Seller, and the non-exclusive right to use of the trade name associated with the Improvements, and any and all derivations of such name to the extent that Seller has such right, provided the parties agree this shall not apply to any trade names associated with the Tenant’s business or the MOB (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”).

(d) All of Seller’s right, title and interest, if any, in all equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, telephone exchange numbers, tenant lease files, leasing records, tenant credit reports, telephone systems, audio systems, keys, surveys, plans and specifications (whether in cad, electronic or other format), maintenance equipment and supplies and all other tangible personal property situated on the Real Property and used in connection therewith or with the Improvements along with Seller’s interest, if any, as lessee in any rented or leased personal property, to the extent approved by Purchaser, to the extent assignable (all of the foregoing being hereinafter collectively referred to as the “Personal Property”).

All of the foregoing items purchased under this Contract are collectively referred to as the “Property”.

Section 1.02 Excluded Assets. (a) The parties agree that the Real Property is subject to that certain Ground Lease dated November 18, 2013 between the Seller, as landlord, and 1800 Park Place Partners, LLC, as tenant (“Ground Tenant”)(“Ground Lease”) upon which a medical office building has been constructed by Ground Tenant (“MOB”). The Property as defined herein, is subject to the Ground Lease and its terms, and assets of the Ground Tenant or the improvements located upon the “Property” as defined in this Ground Lease shall not be a part of the Property except the extent of the Seller’s interest in the same as “Landlord” under the Ground Lease; (b) The parties also acknowledge and agree that as of the Effective Date, the Improvements a part of the Property are in the process of construction. The Seller is party to construction contracts in connection with the construction, including, without limitation, construction contracts with its contractor and architect, the performance obligations under which will be complete on or before Closing (all such construction contracts, herein, collectively, the

“Construction Contracts”). The parties agree that the Construction Contracts and the rights and obligations thereunder shall not be a part of the Property and assigned at Closing, except to the extent the same include warranties against construction defects or warranties or workmanship which shall be assigned to Purchaser, to the extent assignable without additional fee to the Seller, at Closing.

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. The purchase price (the “Purchase Price”) shall be Forty Eighty Million Two Hundred Ten Thousand Five Hundred Forty Eight and No/100 Dollars ($48,210,548.00).

Section 2.02 Earnest Money. Purchaser will, no later than 5:00 p.m. Eastern Time on the second (2nd) business day after the Effective Date, deposit the amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) as the earnest money hereunder (the “Earnest Money Deposit”), with First American Title Insurance Company whose address is 3031 North Rocky Point Drive West, Suite 770, Tampa, Florida 33607, Attention: Ken Rossburg (the “Title Company”). As used herein, the term “Earnest Money Deposit” means the Earnest Money Deposit together with all interest accrued from time to time thereon. The Earnest Money Deposit may, at the option of Purchaser, be in the form of cash, certified check, cashier’s check or other immediately available funds. The Title Company must hold the Earnest Money Deposit in an interest-bearing account at a federally insured banking institution acceptable to Purchaser and Seller, with all interest being paid to Purchaser or Seller, as the case may be, upon either being transferred the Earnest Money Deposit in accordance with the terms of this Contract. At the Closing, the Earnest Money Deposit will be applied toward the cash portion of the Purchase Price, but otherwise the Earnest Money Deposit will be held by the Title Company, returned to Purchaser, or delivered to Seller, in accordance with the terms of this Contract.

ARTICLE III

REVIEW ITEMS

Section 3.01 Survey. Seller shall, within two (2) days following the Effective Date, deliver to Purchaser a copy of Seller’s most recent survey of the Property. Seller, at Seller’s sole cost and expense, shall provide a new or recertified “As Built” survey of the Property (the “Survey”) prepared by a surveyor licensed in the State in which the Property is located and approved by Purchaser showing the final completed Improvements constructed by Seller. Subject to approval of the Survey by Seller, Purchaser and the Title Company, the metes and bounds description of the Real Property contained in the Survey, if differing from that described in the deed by which Seller took the Real Property, will, at the election of Purchaser, be the description of the Real Property used in a the Quit Claim Deed, in form and substance acceptable to both Buyer and Seller, delivered by Seller at Closing.

Section 3.02 Title Review Items. Title Company shall deliver to Purchaser, at Seller’s cost, an commitment to issue a standard Texas form T-1 Owner Policy of Title Insurance or a reissuance of the existing title policy of the Seller obtained in 2014 (the “Title Commitment”), issued by the Title Company which shall set forth the state of title to the Real Property and the Improvements. The Title Commitment shall be delivered to Purchaser with a complete legible set of all exceptions described therein. The date of delivery of the Title Commitment and exception documents shall herein be the “Title Delivery Date.” Purchaser shall, on or before twenty (20) days after the Title Delivery Date (the “Title Review Date”), deliver to Seller in writing any objections to matters shown in the Title Commitment and/or on the Survey, provided that the final “as Built” Survey has then been delivered to Purchaser. Purchaser’s failure to timely object to any exception set forth in the Title Commitment or any disclosure made on the Survey, if then delivered to Purchaser, shall be deemed to constitute Purchaser’s approval of all such exceptions and disclosures and all such exceptions and disclosures shall then become Permitted Exceptions (as defined herein), for purposes of the Title Commitment and the approval of the Survey, respectively. Notwithstanding the foregoing, if the final “As Built” Survey is not delivered to Purchaser at least ten (10) days prior to the Title Review Date, Purchaser shall have ten (10) days after the actual delivery of said final Survey to review same and deliver to Seller any objections thereto and if Purchaser fails to deliver any objection to the Survey within said ten (10) day period, Purchaser shall be deemed to have accepted the Survey. If Purchaser timely objects to any exceptions set forth in the Title Commitment or disclosures made on the Survey in accordance with the terms and conditions of this Section 3.02, then Seller shall have the right, but not the obligation, to attempt to cure, or cause to be cured, any such items which are the subject of such timely objections within ten (10) business days of the date Seller receives Purchaser’s objections to such items. Notwithstanding any provision to the contrary, Purchaser shall not be required to object to any monetary liens or monetary encumbrances, or real property taxes and assessments existing against the Property and due and payable as of the Closing Date (as defined herein) and the parties agree that such items (collectively, the “Nonpermitted Exceptions”) may be released as of the Closing, provided Seller must provide Buyer notice during the 10 business day cure period if any such encumbrance will not be cured at Closing (as defined herein). If Seller elects not to cure, or fails to timely respond to any of Purchaser’s objection(s), Seller shall be deemed to have elected not to cure such item. Purchaser may, within 5 business days of Seller’s election or failure to cure, terminate this Contract by delivery to Seller and the Title Company of a written notice of termination pursuant to this Section 3.02. In the event that Purchaser delivers a timely notice of termination pursuant to this Section 3.02, the Title Company, acting as escrow agent, shall release and return the Earnest Money Deposit to Purchaser. If Purchaser fails to terminate this Contract as set forth herein, Purchaser shall be deemed to have waived its objection to the disapproved, uncured item(s), whereupon each such disapproved, uncured item shall then become a Permitted Exception.

Section 3.03 Other Review Items. To the extent not previously delivered, Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser the items shown on Schedule 3.03 to this Contract, to the extent in Seller’s possession (collectively, the “Seller Deliveries”). Seller makes no representation or warranty as to the truth, accuracy or completeness of the Seller Deliveries or any other studies, documents, reports or other information provided to Purchaser by Seller except that Seller has no actual knowledge that any of the Seller Deliveries are false or misleading in any material respect.

Section 3.04 Inspection. Purchaser has the right, at all reasonable times following not less than three (3) business days’ prior written notice to Seller, to conduct on-site inspections of the Property and physical inspections and tests of the Property during the Review Period (as hereinafter defined), including, without limitation, the right to enter and inspect all portions of the Property and to interview Tenant; provided, however, Purchaser agrees not to unreasonably interfere with Seller’s or Tenant’s operations, cause any violation or breach of the landlord obligations under the Lease, or cause any damage to the Property. Notwithstanding the foregoing, Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Property without the prior written consent of Seller which may granted or denied in Seller’s sole discretion. Seller and/or Seller’s representative and any representative of the Tenant may be present during Purchaser’s on-site inspections. Purchaser shall, at its expense, repair any damage to the Property caused by Purchaser’s inspection or testing thereof, and shall indemnify, defend and hold harmless Seller, Tenant and any of their respective agents, advisors, representatives, affiliates, employees, directors, partners, members, beneficiaries, investors, servants, shareholders, subsidiaries, trustees or other persons or entities acting on Seller’s or Tenant’s behalf or otherwise related to or affiliated with Seller or Tenant (collectively, “Seller Related Parties”) from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses, including those to real or personal property or personal injury or death, to the extent attributable to or arising from any acts performed in exercising Purchaser’s rights under this Article III. This agreement to indemnify Seller, and Seller Related Parties shall survive the Closing and any termination of this Contract. Prior to, and as a condition to any entry on the Property by Purchaser or its agents for the purposes set forth in this Article III, Purchaser shall deliver to Seller a certificate of insurance evidencing comprehensive general liability coverage with a combined single limit of at least $2,000,000.00 for bodily injury and property damage covering any activity, accident or damage arising in connection with Purchaser or agents of Purchaser on the Property, and naming Seller, as an additional insured. Purchaser shall provide a copy of any written inspection, test, report or summary to Seller promptly upon Purchaser’s receipt thereof. For purposes of this Section 3.04 only, the term “Lease” shall include the Ground Lease, and the term “Tenant” shall include the Ground Tenant.

ARTICLE IV

REVIEW PERIOD

Section 4.01 Review Period. Purchaser shall have a period of sixty (60) days following full execution of this Contract by Purchaser and Seller (the “Review Period”) to review due diligence materials and documents required to be delivered to Purchaser under Article III and to conduct such inspections, interviews, tests or audits as Purchaser, in its sole discretion, deems appropriate as permitted pursuant to Article III. Subject to the terms of Article III, Purchaser shall also have the right to conduct reasonable interviews with the Seller’s tenants or service providers at the Property.

Section 4.02 Waiver Notice. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered by Seller to Purchaser under Article III, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Property, then in such event Purchaser shall have the right to terminate this Contract prior to the expiration of the Review Period. If Purchaser fails, for any or no reason, to deliver Seller written notice unconditionally waiving this termination right on or before the end of the Review Period (the “Waiver Notice”), this Contract shall be deemed automatically terminated. Purchaser’s failure to deliver the Waiver Notice on or before expiration of the Review Period shall be deemed Purchaser’s election to terminate this Contract under this Section 4.02. If the Waiver Notice is timely given, the Earnest Money Deposit shall become nonrefundable to Purchaser (except in the event of a Seller’s default under this Contract and except as expressly provided in the Contract to the contrary) but remain a credit against the Purchase Price at Closing.

Section 4.03 Termination. If this Contract has been terminated in accordance with, and subject to the terms of Section 4.02, the Earnest Money Deposit shall be refunded fully and promptly to Purchaser, and the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder except for the indemnity obligations of Purchaser expressly set forth in this Contract. Purchaser will promptly return to Seller any due diligence materials delivered by Seller. Seller expressly acknowledges and agrees that, if Purchaser requests the Title Company to return the Earnest Money Deposit as a result of Purchaser’s election to terminate this Contract under Section 4.02, then the Title Company shall have no obligation to independently determine whether Purchaser has the right to receive the Earnest Money Deposit, and the Title Company may rely solely upon the written instructions set forth in any written notice delivered by Purchaser from and after such election, without the joinder, approval or consent of Seller.

Section 4.04 Service Contracts. Seller agrees that all service and maintenance contracts to which Seller is a party (collectively, the “Service Contracts”) must be terminated by Seller on or before the Closing Date unless Purchaser otherwise elects, by written notice prior to the end of the Review Period, to assume same; provided, however, Seller has no obligation to terminate any Service Contracts which cannot be terminated, without cause and without any termination fee, on thirty (30) or less days’ notice. The Service Contracts exclude management and leasing agreements, all of which must be terminated by Seller, at Seller’s sole cost, on or before the Closing Date, to the extent any such agreements exist. Nothing in this Section 4.04 shall require the termination of service contracts or agreements of the Tenant to which Seller is not a party.

ARTICLE V

CONVEYANCE

Section 5.01 Conveyance. At the Closing, Seller will convey fee simple title to the Real Property and the Improvements to Purchaser or Purchaser’s assignee or nominee by the Deed and title to the Personal Property and the Intangible Property by the Bill of Sale (as hereinafter defined), free and clear of any and all deeds of trust, mortgages or other liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

(b) All easements, restrictions, rights of way, party wall agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions, and other matters affecting all of any portion of the Property to the extent (i) items reflected in the Title Commitment or Survey that either are not objected to in writing within the time periods provided in this Contract, or if objected to in writing by Purchaser, are those which Seller has elected not to remove or cure, or has been unable to remove or cure, and subject to which Purchaser has elected or is deemed to have elected to accept the conveyance of the Property; and (iii) created by or consented and agreed to in writing by Purchaser prior to or at the Closing.

(c) The rights of Tenant and the Ground Tenant.

Section 5.02 Owner Policy. At the Closing, the Title Company shall issue, at Seller’s cost, a standard Texas Form T-1 Owner Policy of Title Insurance (the “Owner Policy”) in Purchaser’s favor in the amount of the Purchase Price, insuring Purchaser’s fee simple title to the Real Property and the Improvements subject only to the Permitted Exceptions, together with the following endorsements requested by the Purchaser, such endorsements to be at Purchaser’s cost, if available in the State of Texas: T-19- Restrictions, Encroachments & Minerals; T-23- Access; T-25 Contiguity; Deletion of Arbitration; Limitation of the survey exception to shortages in area.

ARTICLE VI

CLOSING

Section 6.01 Closing. Subject to satisfaction or waiver of the Conditions Precedent to Closing set forth in Section 9.05 and 9.07 of this Contract, the purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company and will occur at 11:00 a.m. Dallas, Texas time on the earlier of the date which is: (i) ten (10) days following receipt by Purchaser of Seller’s written notice (“Seller’s Closing Notice”) setting forth: (A) the agreement of the parties determining of the Purchase Price as set forth herein, and (B) that all Conditions Precedent to Closing to be performed by Seller have been satisfied, or (ii) December 31, 2014 (the “Closing Date”). Notwithstanding the forgoing, in the event that the final Purchase Price cannot be determined on or before the Closing Date as set forth herein, the Closing Date may be reasonably extended by the request of either party; provided that if the completion of the Improvements has not occurred so that the Purchase Price can be determined on or before January 31, 2015, Purchaser may elect to terminate this Contract by written notice to Seller.

Section 6.02 Seller’s Obligations. At the Closing, Seller shall deliver to Purchaser, and/or cause the execution and delivery by all parties other than Purchaser of, the following with respect to the Property:

(a) That certain special warranty deed (the “Deed”) in the form attached hereto as Exhibit C and made a part hereof for all purposes.

(b) That certain blanket conveyance, bill of sale and assignment (“Bill of Sale”) in the form attached hereto as Exhibit D and made a part hereof for all purposes.

(c) That certain affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit F and made a part hereof for all purposes.

(d) An original counterpart of Assignment of Lease, in form and substance satisfactory to the Seller.

(e) To the extent necessary to permit the Title Company to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens and general rights of parties in possession, a certificate as to debts and liens and parties in possession executed by Seller, made to the Title Company and in a form reasonably acceptable to Seller and the Title Company, along with a GAP certificate and any other items reasonably required by the Title Company, all in a form acceptable to the Seller in its sole discretion and qualified based on Seller’s actions during its ownership of the Property.

(f) Seller’s certification that all representations and warranties made by Seller under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy).

(g) A closing statement, prepared by Title Company, in form and substance mutually satisfactory to Purchaser and Seller (the “Closing Statement”).

Section 6.03 Purchaser’s Obligations. At the Closing, Purchaser shall deliver the Purchase Price to Seller in cash or by wire transfer of immediately available funds, and shall execute and deliver to Seller the following with respect to the Property:

(a) An original counterpart of Assignment of Lease, in form and substance satisfactory to the Seller.

(b) An original counterpart of an Assignment of Ground Lease, in form and substance satisfactory to the Seller or written certification from the Purchaser that the Ground Lease has been extinguished as a result of the Closing of the MOB Purchase Transaction (as defined in Section 9.05), in form and substance satisfactory to Seller.

(c) An original counterpart of an Amendment to Lease (as defined in Section 9.05), in form and substance satisfactory to Seller,

(d) Appropriate evidence of Purchaser’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company or reasonably requested by Seller’s counsel.

(e) The Bill of Sale.

(f) The Closing Statement

(g) Any items, documents or certifications reasonably required by the Title Company.

Section 6.04 Management Transition/Roof Warranty. Seller agrees that Purchaser may contact Seller and its managing agent to obtain copies of and to discuss any income and expense reports prepared for the Property and to discuss the operation of the Property. Seller shall use commercially reasonable efforts to obtain at or prior to Closing the consents of the issuers of any roof warranties and all other warranties affecting the Property to the assignment of such roof warranties and all other warranties at Closing from Seller to Purchaser, including by making property management personnel available at reasonable times and after reasonable notice for inspections of the roof by such roof warranty issuers and the other issuers of the other warranties and executing such documents (in forms reasonably acceptable to Seller) as reasonably necessary to assign any such roof warranties to Purchaser. Purchaser shall be responsible for any inspection fees assessed by the roof warranty issuers to give such consents, together with the costs of any repairs or replacements required by any roof warranty issuer as a condition to delivery of its consent.

Section 6.05 Possession. Possession of the Property must be delivered by Seller to Purchaser at the Closing, subject only to the Permitted Exceptions.

Section 6.06 Due Diligence Costs. Purchaser will pay its own costs in conducting its due diligence activities.

ARTICLE VII

CLOSING ADJUSTMENTS

Section 7.01 General Prorations. The following will be apportioned at the Closing:

(a) Rents, if any, as and when collected (the term “rents” as used in this Contract includes Basic Rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under the Lease or Ground Lease, together with all sales and other taxes thereon) and all other income generated by all or any portion of the Property.

(b) Taxes and other assessments (including personal property taxes on the Personal Property) applicable to the Property, if any. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date must be paid in their entirety by Seller at or before the Closing, except to the extent such assessments are payable in installments, in which event they shall be prorated between the parties. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive delivery of the Deed. Seller may after Closing, upon notice to Purchaser, at Seller’s option and at such entity’s expense, protest, appeal or institute such other proceedings as Seller may deem appropriate to effect a reduction of real estate or personal property assessments which are assessed prior to the Closing. Seller hereby indemnifies and holds harmless Purchaser from any loss, costs and damages caused by such contest, including additional assessment if the tax is raised as a result of such protest, and shall provide such bonds or other security as required in order to protest such taxes or assessments. The right to protest, appeal or institute proceedings shall expire one year after the date of Closing.

(c) Payments under any Service Contracts, if any, which pursuant to Section 4.06 Purchaser has agreed to assume at the Closing.

(d) Gas, electricity and other utility charges, if any, to be apportioned on the basis of the last meter reading. Notwithstanding the foregoing, if Tenant pays such gas, electricity and other utility charges directly to the appropriate utility provider, then such charges paid directly by Tenant to the utility providers shall not be prorated.

In making such apportionments, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing. All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested in writing after a period of sixty (60) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments. All apportionments (regardless of whether all relevant information has been received or errors have been made) are final and not subject to further post-closing adjustment one (1) year following the Closing Date.

Section 7.02 Specific Prorations. Anything hereinabove contained to the contrary notwithstanding,

Seller shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Seller may not initiate nor demand Purchaser initiate or continue any litigation to collect such tax refunds. There will be no proration of any insurance related expenses, it being agreed that Purchaser will obtain its own insurance coverage as of the Closing Date.

Section 7.03 Transaction Costs. Seller shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Seller; (b) all documentary stamp, transfer, surtax and excise taxes payable upon the transfer of the Property and/or recordation of the Deed; (c) the premium for the Owner’s Policy; (d) the cost of the Survey; and (e) one-half (1/2) of any escrow and other charges of the Title Company and recording fees. Purchaser shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Purchaser; and (b) one-half (1/2) of any escrow and other charges of the Title Company; (c) the cost of any title insurance endorsements requested by the Purchaser; (d) any other costs not expressly required to be paid by Seller pursuant to this Contract.

Section 7.04 Brokerage Commissions. Purchaser represents to Seller that Purchaser has not engaged the services of any broker, finder or other agent in regard to this sale. Seller hereby represents that Seller has retained CASE Commercial Real Estate Partners, who shall be paid a commission in the amount of Four Hundred and Seventy-Seven Thousand and Three Hundred and Thirty-Two Dollars ($477,332) by Seller in the event the transaction contemplated by this Contract closes. Purchaser hereby agrees to indemnify Seller and hold Seller harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Seller shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Purchaser. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Purchaser shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Seller. This provision shall survive Closing.

Section 7.05 Survival. The terms of this Article shall survive the termination of this Contract and the Closing and delivery of the Deed for a period of one (1) year.

ARTICLE VIII

TERMINATION AND REMEDIES

Section 8.01 Purchaser’s Default. If Purchaser defaults under this Contract, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Contract and receive delivery of the Earnest Money Deposit from the Title Company. Seller and Purchaser acknowledge and agree that, except for Purchaser’s indemnity obligations hereunder, delivery of the Earnest Money Deposit shall be deemed liquidated damages for Purchaser’s breach of this Contract, it being further agreed that the actual damages to Seller in the event of such breach are impractical to ascertain and the Earnest Money Deposit is a reasonable estimate thereof. Seller has no right to specifically enforce Purchaser’s obligations under this Contract nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser, except for the indemnity obligations of Purchaser expressly set forth in this Contract and the right to recover attorneys’ fees set forth in Section 12.04 below, which shall not be limited by this Section 8.01. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Contract or the documents to be delivered at the Closing.

Section 8.02 Seller’s Default. Subject to Section 9.03, if Seller defaults under this Contract which is not cured by Seller as provided herein, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, to either (a) terminate this Contract upon written notice to Seller and receive delivery of the Earnest Money Deposit from the Title Company, together with all accrued interest thereon, or (b) pursue an action to enforce specific performance of Seller’s obligations under this Contract; provided that any action by Purchaser for specific performance must be filed, if at all, within ninety (90) days of Seller’s default, and the failure to file within such period shall constitute a waiver by Purchaser of such right and remedy. If Purchaser shall not have filed an action for specific performance within the aforementioned time period or so notified Seller of its election to terminate this Contract, Purchaser’s sole remedy shall be to terminate this Contract in accordance with clause (a) above. Notwithstanding the foregoing, if specific performance would not be an effective remedy as a result of Seller’s willful default, Purchaser may, in lieu of specific performance, but not in lieu of the return of the Earnest Money Deposit, collect its actual damages from Seller; provided, however, in no event shall Purchaser be entitled to indirect, consequential or punitive damages from Seller.

Section 8.03 Limitation of Liability. Notwithstanding anything to the contrary contained in this Contract or any document executed in connection herewith, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Contract (or any document or certificate executed or delivered in connection herewith) shall not exceed an amount equal to ten percent (10%) of the Purchase Price, however, Purchaser shall not make any claims in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Contract unless such claims in the aggregate exceed $25,000.00. No shareholder or agent of Seller, nor any owner, member, shareholder, officer, agent, contractor, representative, attorney, officer, or employee of Seller shall have any personal liability, directly or indirectly, under or in connection with this Contract or any agreement made or entered into under or pursuant to the provisions of this Contract, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and it successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. The provisions of this Section 8.03 shall survive the Closing or sooner termination of the Contract.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01 Seller’s Representations. Seller hereby represents and warrants to Purchaser except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit G and made a part hereof for all purposes, as follows:

(a) Seller is a duly organized, validly existing limited partnership under the laws of the State of Texas and is authorized to conduct business in the State of Texas. This Contract has been duly authorized, executed and delivered by Seller, and is and at the time of the Closing will be a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Seller has received no written notice of any (and, to Seller’s actual knowledge, there is no) current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Property in any way whatsoever.

(c) Seller has not received any written notice of a claim that the Property does not comply with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Property (collectively, “Applicable Laws”), which noncompliance Seller has not cured.

(d) Seller has received no written notice of any pending or threatened, litigation which does or would affect the Property or Seller’s ability to fulfill all of its obligations under this Contract. Except as set forth in the Disclosure Schedule, there are no outstanding claims on Seller’s insurance policies which claims relate to the Property.

(e) There are no pending contracts for the sale of all or any portion of the Property.

(f) Except as disclosed to Purchaser and the Construction Contracts, there are no Service Contracts or other written agreements for services, supplies or materials affecting the use, operation or management of the Property entered into by Seller. Seller has delivered to Purchaser true, complete and correct copies of all Service Contracts.

(g) Seller has not received any written notice concerning any alleged violation of any applicable environmental law, rule or regulation which remains uncured.

(h) As a condition of Closing, Purchaser shall have no obligation to continue to employ any persons presently employed by Seller at the Property.

(i) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

(j) (i) Seller is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (C) not an “Embargoed Person” (as defined below), (ii) to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (iii) to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS SECTION 9.01 OR EXPRESSLY PROVIDED IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING, SELLER MAKES NO REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITH REGARDS TO THE PROPERTY OR ANY PORTION OF IT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY OR WORKMANLIKE PERFORMANCE.

Section 9.02 Purchaser’s Representations. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Purchaser is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of its organization, and has all requisite power and authority to carry on its business as now conducted. This Contract constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any person or entity (other than the person signing this Contract on behalf of Purchaser and any approval to be obtained by Purchaser during the Review Period) will be needed thereafter to authorize Purchaser’s execution and performance of this Contract.

(c) Purchaser has received no written notice of any pending or threatened, claim, action or litigation which does or would affect Purchaser’s ability to fulfill all of its obligations under this Contract.

(d) Purchaser is not a party to and does not contemplate being the subject of a voluntary or involuntary proceeding under Chapter 11 of the U.S. Code or under any state laws relating to debtors, or subject to any general assignment for the benefit of creditors, and Purchaser is solvent and able to pay its debts as they become due.

(e) (i) Purchaser is (A) not currently identified on the List, (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (C) not an Embargoed Person, (ii) to Purchaser’s actual knowledge, none of the funds or other assets of Purchaser constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (iii) to Purchaser’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any Purchaser (whether directly or indirectly).

Section 9.03 Discovery. As used in this Contract, the phrase “Seller’s knowledge” or any derivation thereof shall mean the actual knowledge of the Vice President of the Seller who were actively involved with the Property. It shall be a condition of Closing that the representations and warranties contained in this Article IX (the “Closing Date Representations”) are true and correct in all material respects at Closing. In the event that Seller or Purchaser learns that any of said representations or warranties becomes inaccurate between the Effective Date and the Closing, Seller or Purchaser, as applicable, shall immediately notify the other party in writing of such change (a “Notice of Inaccuracy”). The Closing shall be automatically extended up to thirty (30) days in order to allow Seller to cure such change if Seller elects, by written notice delivered to Purchaser within five (5) business days after Seller’s receipt of a Notice of Inaccuracy. In the event Seller so cures such change by the Closing Date (as the same may be extended pursuant to this Section 9.03), this Contract shall remain in full force and effect. If Seller does not cure such change by the Closing Date (as the same may be extended pursuant to this Section 9.03), Purchaser may either (a) terminate this Contract by written notice to Seller, in which case the Earnest Money Deposit, together with interest earned thereon, shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder, except for those which expressly survive such termination, or (b) waive such right to terminate by proceeding with the transaction pursuant to the remaining terms and conditions of this Contract without any reduction in the Purchase Price. In the event Purchaser elects option (b) in the preceding sentence, the representations and warranties shall be deemed to be automatically amended to reflect said change. Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller that survive Closing contained in this Contract or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Contract that survive Closing, and Purchaser nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that either (x) on or prior to Closing, Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the information respecting the Property furnished by Seller or otherwise obtained by Purchaser.

Section 9.04 Operating Covenants. Seller agrees to maintain the Property prior to the Closing in a manner consistent with its current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

(a) Enter into any contract affecting the Property that will not be fully performed by Seller on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract (other than leases which are subject to clause (b) below) or agreement in any material respect.

(b) Enter into any new lease.

(c) Fail to maintain its current insurance covering Seller’s interest in the Property or advise Purchaser promptly of the occurrence of any fire or other casualty affecting the Property.

(d) Sell, assign or create any right, title or interest whatsoever in or to the Property (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien, thereon from and after the date of the Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.04.

(e) Intentionally take any action which would have the effect of violating any of the representations and warranties of Seller contained in this Contract.

Section 9.05 Seller’s Conditions Precedent. Seller is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Seller) and are otherwise true and correct as of the Closing Date:

(a) All of Purchaser’s representations and warranties are true and correct in all material respects.

(b) Purchaser has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default.

(c) The Closing (as defined therein) of the transactions contemplated by the Purchase Agreement between Purchaser and 1800 Park Place Partners, LLC regarding the sale of the MOB shall have occurred or be simultaneously occurring with the Closing (“MOB Purchase Transaction”), including the extinguishment of the Ground Lease or assignment and assumption of the Ground Lease by Purchaser, in form and substance acceptable to Seller, assuming the obligations of Seller as landlord upon Closing.

(d) Amendment to Lease Agreement, executed by Seller, Tenant and Purchaser, in form and substance satisfactory to Seller and Tenant, providing (a) that utilization of the MOB for competing businesses to the business of the Tenant will not be permitted and that Tenant shall have approval rights for MOB prospective tenants, as provided in Section 12.1 and Article 17 of the Ground Lease, and (b) establishing the Basic Rent to be paid for the first twelve full months of the Lease after Closing (“Amendment to Lease Agreement”).

(e) Tenant and Seller shall have executed a Commencement Letter, in form and substance satisfactory to Seller, establishing the commencement date of the Lease.

(f) Tenant and Seller shall have executed a waiver of Tenant’s right of first offer, in form and substance satisfactory to Seller, as described in Section 28 of the Lease (“Waiver of ROFO”);

(g) The parties shall have executed an agreement confirming the Purchase Price calculation.

Notwithstanding the generality of the foregoing, Seller shall use reasonable efforts to satisfy all of the foregoing conditions precedent. If Seller is unable to satisfy all of the foregoing conditions precedent, Seller may waive one or more conditions precedent, extend the Closing Date for up to an additional fifteen (15) days to permit satisfaction of the applicable conditions precedent or terminate this Contract, in any such event by written notice to Purchaser. If Seller elects to close without satisfaction of a condition precedent, Seller will be deemed to have waived any conditions actually known by Seller to be unsatisfied at the Closing. If Seller elects to terminate, the Earnest Money Deposit shall be immediately returned to Purchaser.

Section 9.06 Purchaser’s Conditions Precedent. Purchaser is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

(a) Seller has substantially completed the Improvements in accordance with the architectural plans, drawings and specifications and has obtained a certificate of occupancy or its equivalent from all necessary governmental authority to allow the occupation of the Improvements as a surgical hospital.

(b) Tenant shall have obtained at Closing all necessary permits and approvals necessary to permit Tenant operate the Improvements as a surgical hospital as intended under the terms of the Lease.

(c) Seller and Purchaser have entered into an Assignment of Lease as described herein.

(d) Seller has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default.

(e) Either: (i) The Closing (as defined therein) of the MOB Purchase Transaction, including the extinguishment of the Ground Lease, or (ii) Seller has executed an assignment and assumption of the Ground Lease, in form and substance acceptable to Purchaser, assigning its rights as landlord upon Closing.

(f) From and after the expiration of the Review Period, there has been no material adverse change in the physical or environmental condition of the Property, in the matters reflected in the Title Commitment, the Survey, or the operating statements delivered to, or reviewed by, Purchaser hereunder since the date of delivery, approval or review, as applicable, of such items, except to reflect those items approved or otherwise created in writing by Purchaser.

(g) Tenant and Seller shall have executed the Waiver of ROFO;

(h) Amendment to Lease Agreement, executed by Seller, Tenant and Purchaser.

(i) The parties shall have executed an agreement confirming the Purchase Price calculation.

Notwithstanding the generality of the foregoing, Purchaser shall use reasonable efforts to satisfy all of the foregoing conditions precedent. If Purchaser is unable to satisfy all of the foregoing conditions precedent, Purchaser may waive one or more conditions precedent, extend the Closing Date for up to an additional fifteen (15) days to permit satisfaction of the applicable conditions precedent or terminate this Contract, in any such event by written notice to Seller. If Purchaser elects to close, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing.

ARTICLE X

NOTICES

Section 10.01 Notices. Any notice, demand or other communication which may or is required to be given under this Contract must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; or (c) transmitted by reputable overnight courier service, such as Federal Express. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) three (3) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, or (iii) the date of delivery, if transmitted by reputable overnight courier service. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given. Purchaser and Seller may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:	Carter Validus Properties II, LLC
4890 West Kennedy Boulevard, Suite 650
Tampa, FL 33607
Attention: Lisa Collado
Telephone: (813) 316-4244
Email: lcollado@cvreit.com

With a copy to:	GrayRobinson, P.A.
401 E. Jackson Street, Suite 2700
Tampa, Florida 33602
Attention: Stephen L. Kussner, Esquire
Telephone: (813) 273-5296
Email: stephen.kussner@gray-robinson.com

If to Seller:	Fort Worth Hospital Real Estate, LP
c/o United Surgical Partners, International, Inc.
15305 Dallas Parkway
Addison, Texas 75001
Attn: General Counsel
Telephone:
Email: bbickham@uspi.com

With a copy to:	Bryan Looney
Kutak Rock, LLP
234 Millsap Road, Suite 200
Fayetteville, Arkansas 72703
Email: bryan.looney@kutakrock.com

A party’s counsel may deliver any notice required or otherwise permitted to be given by such party hereunder with the same effect as if given directly by the party.

ARTICLE XI

RISK OF LOSS

Section 11.01 Minor Damage. In the event of “minor” loss or damage being defined for the purpose of this Contract as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Purchaser (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchaser and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than $50,000, neither Seller nor Purchaser shall have the right to terminate this Contract as to the Property due to such damage, but all of Seller’s rights, title and interest to any claims and proceeds Seller may have with respect to any casualty and other insurance policies relating the Property shall either be paid to Purchaser and held and disbursed by Purchaser.

Section 11.02 Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchaser shall have the option of terminating this Contract by written notice to Seller delivered no later than the date that is ten (10) business days after the date Purchaser is notified of the damage, in which event Seller and Purchaser shall thereupon be released from any and all liability hereunder except for the indemnity obligations of Purchaser expressly set forth in this Contract. If Purchaser elects not to terminate this Contract, Purchaser and Seller shall proceed with the Closing, provided Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property and all representations, warranties and covenants of the Seller shall be modified to apply to the Property as so damaged and accepted by Purchaser.

Section 11.03 Vendor and Purchaser Risk. Except as set forth in Section 11.01 and Section 11.02, Seller shall bear the full risk of loss until Closing. Upon the Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Section 11.04 Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Property, then Purchaser may terminate this Contract upon written notice to Seller delivered no later than the date that is ten (10) business days after the date Purchaser first receives notice or becomes actually aware of the commencement of the applicable eminent domain proceedings, and Seller and Purchaser shall thereupon be released from any and all further liability hereunder except for the indemnity obligations of Purchaser expressly set forth in this Contract. If Purchaser does not elect to terminate this Contract within such ten (10) business day period, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Seller’s current use of the Property, Seller and Purchaser shall proceed to the Closing, and Seller shall assign to Purchaser at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement. This Contract constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property.

Section 12.02 No Rule of Construction. This Contract has been drafted by both Seller and Purchaser and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03 Multiple Counterpart; Governing Law; Venue. This Contract may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Property is located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Property is located. Each party irrevocably, unconditionally, and absolutely consents to the exclusive jurisdiction of any court in Dallas County, Texas. Each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of these courts and waives any objection to venue or to convenience of forum.

Section 12.04 Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of suit.

Section 12.05 Interpretation. This Contract shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Contract in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Contract; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Contract. Seller acknowledges that Seller’s obligations with respect to any covenant, indemnity, representation or warranty under this Contract which expressly survives the Closing shall be considered a “liability” for purposes of any member or other distribution limitation imposed under the organizational laws applicable to Seller and/or its members, shareholders and partners for a period of one (1) year after Closing.

Section 12.06 Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Contract.

Section 12.07 Modifications. This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Title Company.

Section 12.08 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.09 Time of Essence. Time is of the essence to both Seller and Purchaser in the performance of this Contract, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Contract. If the final day of any period of time set out in any provision of this Contract falls upon a Saturday, Sunday or a legal holiday under the laws of the United States of America or State in which the Property is located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.10 Confidentiality. Purchaser and Seller shall hold, and shall instruct their respective employees and representatives to hold, in strict confidence, and Purchaser and Seller shall not disclose, and shall prohibit their respective employees and representatives from disclosing, to any other person without the prior written consent of the other party, (a) the terms of this Contract and the Property, including the Lease, (b) any of the information in respect of the Property delivered to or for the benefit of Purchaser whether by its employees and representatives (“Purchaser’s Representatives”) or Seller or its respective employees and representatives (“Seller’s Representatives”), and (c) the identity of any direct or indirect owner of any beneficial interest in Seller or Purchaser. Notwithstanding anything contained in this Contract to the contrary, the parties obligations under clauses (a), (b) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. Notwithstanding anything to the contrary hereinabove set forth, the parties may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it, Tenant, and existing or potential lenders, investors, partners, consultants and brokers, on a confidential basis, such terms of the Contract as are customarily disclosed to such parties in connection with similar acquisitions, (ii) as may be required in order to comply with applicable laws, rules or regulations or a court order or as may be required for any disclosure or filing requirements of the Securities and Exchange Commission, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, rules or regulations, including but not limited to the disclosure of any lease, including any amendments, modifications, extensions or renewals thereto and any collateral material used in connection with a public offering of securities by Purchaser or (iii) to the extent that such information is a matter of public record. By Seller’s and Purchaser’s execution of this Contract, Seller and Purchaser hereby confirm their respective agreement to indemnify, defend and hold the other free and harmless from and against any and all losses, costs, damages, claims, liabilities, expenses, demands or obligations (including reasonable attorneys’ fees, expenses and disbursements), of any kind or nature whatsoever, arising out of a breach of this Section 12.10 by the indemnifying party.

Section 12.11 Information and Audit Cooperation. At Purchaser’s request, at any time after Closing and continuing for a period of one (1) year after Closing, Seller shall provide to Purchaser’s designated independent auditor access to the books and records of the Property, and all related information regarding the Property for the period for which Purchaser is required to have the Property audited, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit H attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards.

Section 12.12 Assignment. Purchaser shall have the right to assign all or any portion of its rights and obligations under this Contract to (i) any entity resulting from a merger or consolidation with Purchaser or any organization purchasing substantially all of Purchaser’s assets, (ii) any entity succeeding to substantially all of the business and assets of Purchaser, (iii) any subsidiary, affiliate or parent of Purchaser, (iv) any entity controlling, controlled by or under common control with Purchaser or (v) any entity resulting from the reorganization of Purchaser outside of a bankruptcy reorganization. In such event, Purchaser shall notify Seller of such transfer. For purposes of this Contract, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership or voting securities, by contract, or otherwise. Except as set forth above in this Section 12.12, Purchaser shall have no right to assign this Contract or any of Purchaser’s rights or obligations hereunder without the prior written consent of Seller. No assignment of this Contract by Purchaser shall relieve the entity named as Purchaser herein from its obligations hereunder.

Section 12.13 Independent Contract Consideration. Upon the Effective Date, Purchaser shall deliver to Seller a check in the amount of Fifty Dollars ($50) (the “Independent Contract Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract, and is nonrefundable in all events.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Contract has been executed by Purchaser and Seller as of (but not necessarily on) the date and year first above written.

PURCHASER:

CARTER VALIDUS PROPERTIES II, LLC, a Delaware limited liability company

By:	/s/ Lisa Collado
Print Name:	Lisa Collado
Title:	Vice President

SELLER:

FORT WORTH HOSPITAL REAL ESTATE, LP, a Texas limited partnership

	By:	USP Ft. Worth Hospital Real Estate, Inc., its General Partner

By:	/s/ W. Bradley Bickham
Name:	W. Bradley Bickham
Title:	Vice President

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and the accompanying escrow instructions and to acknowledge receipt, as of the date set forth below, of an original counterpart of this Contract signed by Seller and Purchaser.

Dated Effective as of November 14, 2014

First American Title Insurance Company

By:	/s/ S. Carter Jones
Name:	S. Carter Jones
Title:	Sr. Commercial Underwriter

Address:

SCHEDULE 3.03

LIST OF CERTAIN REVIEW ITEMS

OPERATING INFORMATION

1.	Historical Operating Statements – Historical operating statements. Current YTD monthly operating statements.

2.	Operating Budget – Current year’s operating and capital budget(s).

3.	Service Contracts – Copies of all service, maintenance, leasing, management, and other contracts or agreements to be assumed by Purchaser at closing.

4.	Tax Bills – Three (3) years historical real estate tax bills.

BUILDING INFORMATION

5.	Property Condition Reports – All third party reports in Seller’s possession accessing the physical and structural condition of the Property and Property components including, without limitation: Soils (including boring logs and soils reports) and Geotechnical reports.

6.	Site and Building Plans – Comprehensive set of plans including all specialty plan subsets: Architectural, Structural, Mechanical, Plumbing, Electrical, Roof, and Landscape plans.

7.	Copies of all leases.

8.	A rent role in form acceptable to Purchaser.

9.	Estoppel Certificate and SNDAs from each tenant.

MISCELLANEOUS OTHER INFORMATION

10.	Title – Existing owner’s title policy for the Property.

11.	Violations – Copies of any notices of violations from any agency or entity having public or private jurisdiction over the Property.

12.	Litigation – List of all litigation pending against the Property or the Seller relating to the Property.

Schedule 3.03 - 1

EXHIBIT A

LEGAL DESCRIPTION

PARCEL A:

BEING a tract of land out of the E. S. Harris Survey Abstract No 688, Fort Worth, Tarrant County, Texas described in the Deed to the Profit Sharing Plan for the Employees of John E. Quarles Co. (PSP tract) recorded in D207090588 Deed Records of Tarrant County, Texas (DRTC) said tract being tied to the Texas Coordinate System, North Central Zone, NAD83, bearings are grid, distances are horizontal ground measurements, and being more particularly described as follows:

BEGINNING a set 5/8 inch brazed iron pin (5/8 BIP) for the southwest corner of the tract described herein and being N 31°54’45” W, 132.50 feet from the southeast corner of Lot 1, Block 1 Vera Lee Addition, Fort Worth, Tarrant County, Texas, as shown by plat recorded in Cabinet B, Slide 2134 DRTC, and being in the west line of a 40 feet wide permanent access easement as originally described in Volume 3875, Page 201 DRTC, said point also being the northwest corner of a tract described in the Deed to John E. Quarles Co. (Quarles Tr) recorded in D207090559 DRTC, THENCE N 31°54’45” W, with the east line of the said Lot 1, Vera Lee Addition, and the west line of the said access easement, 191.50 feet to a set P/K nail, said point being the most southerly southwest corner of a Lot 1, Block 1 Melric Addition, Fort Worth, Tarrant County, Texas, as shown by plat recorded in Volume 388-50, Page 81 DRTC and said point having coordinates of N=6,949,233.62, E=2.323,141.72; THENCE N 68°51’51” E, with the south line of the said Melric Addition, 150.50 feet to a set 5/8 BIP for the northeast corner of the tract described herein and the southeast corner of the said Melric Addition Lot 1 and being in the west line of a tract described in the Deed to the City of Fort Worth recorded in D205032570 DRTC, having coordinates of N=6,949,287.89, E=2,323,282.10; THENCE with the following courses and distances with the common line of the said Fort Worth tract and the tract described herein; S 19°02’49” E, 25.68 feet; a set 5/8 BIP S 22°43’15” E, 50.00 feet, a set 5/8 BIP; S 24°05’15” E, 50.00 feet, a found 1/2 inch iron pin; S 25°40’15” E, 39.68 feet, a set 5/8 BIP; for the southeast corner of the tract described herein and being the northeast corner, of the said Quarles Tr.;

THENCE S 58°05’39” W, with the north line of said Quarles Tr, 123.02 feet to the place of beginning and containing 23,941 square feet or 0.550 acre of land.

PARCEL B:

Tract 1:

Lot 1, Block 1, VERA LEE ADDITION to the City of Fort Worth, Tarrant County, Texas, according to plat recorded in Cabinet B, Slide 2134, Deed Records of Tarrant County, Texas.

Tract 2:

BEING a tract of land out of the E. S. Harris Survey Abstract No 688, Fort Worth, Tarrant County, Texas described in the Deed To the John E. Quarles Co. recorded in D207090559 Deed Records of Tarrant County, Texas (DRTC) said tract being tied to the Texas Coordinate System, North Central Zone, NAD83, bearings are grid, distances are horizontal ground measurements, and being more particularly described as follows:

BEGINNING a set 5/8 inch brazed iron pin (5/8 BIP) for the southwest corner of the tract described herein and being the southeast corner of Lot 1, Block 1 Vera Lee Addition, Fort Worth, Tarrant County, Texas, as shown by plat recorded in Cabinet B, Slide 2134, DRTC, said point being in the north right-of-way of Park Place Avenue and being in the west line of a 40 feet wide permanent access easement as originally described in Volume 3875, Page 201 DRTC, said point having coordinates of N=6,948,958.59, E=2,323,312.99; THENCE N 31°54’45” W, with the east line of the said Lot 1, Vera Lee Addition, and the west line of the said access easement, 132.50 feet to a set 5/8 BIP, said point being the southwest corner of a tract described in the Deed to the Profit Sharing Plan for Employees of John E. Quarles Co. (PSP tract); THENCE N 58°05’39” E, with the south line of the said PSP tract 123.02 feet to a set 5/8 BIP for the northeast corner of the tract described herein and the southeast corner of the said PSP tract and being in the west line of a tract described in the Deed to the City of Fort Worth recorded in D205032570 DRTC; THENCE with the following courses and distances with the common line of the said Fort Worth tract and the tract described herein; S 25°40’48” E, 10.32 feet; a set 5/8 BIP S 27°24’20” E, 50.00 feet, a set 5/8 BIP; S 28°37’20” E, 50.00 feet, a set 5/8 BIP; S 30°30’20” E, 50.00 feet, a set 5/8 BIP; S 32°07’57” E, 32.79 feet to a set 5/8 BIP for the southeast corner of the tract described herein and being in the north right-of-way of the said Park Place Avenue;

THENCE S 85°58’13” W, with the north line of said Park Place Avenue, 128.97 feet to the place of beginning and containing 19,073 square feet or 0.438 acre of land.

PARCEL C:

Lot 1, Block 1, MELRIC ADDITION to the City of Fort Worth, Tarrant County, Texas, according to plat recorded in Volume 388-50, Page 81, Plat Records of Tarrant County, Texas.

EXHIBIT B

Intentionally Deleted.

B - 1

EXHIBIT C

SPECIAL WARRANTY DEED

[To be conformed to the laws of where the Property is located.]

This instrument prepared by or under the supervision of (and after recording should be returned to):

Name:	,	Esquire
Address:

(Space Reserved for Clerk of Court)

Parcel I.D. No.

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made and entered into as of the      day of             , 20     by                     , a                      (“Grantor”), whose mailing address is                     ,                     ,             ,         , to                     , a                      (“Grantee”), whose taxpayer identification number is                      and whose mailing address is                     . Wherever used herein, the terms “Grantor” and “Grantee” shall include all of the parties to this instrument and their successors and assigns.

W I T N E S S E T H:

GRANTOR, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has granted, bargained and sold, and by these presents does hereby grant, bargain and sell to Grantee and Grantee’s heirs, successors and assigns forever, the following described land situate and being in                      County,                      (the “Property”), to wit:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF

TOGETHER WITH all right, title and interest of Grantor in and to all the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

THIS CONVEYANCE is made SUBJECT TO: (i) all exceptions to title set forth on Exhibit “B”, attached hereto and made a part hereof for all purposes; (ii) taxes for the year 20     and subsequent years, the payment of which Grantee assumes (collectively, the “Permitted Exceptions”).

TO HAVE and to hold the same in fee simple forever.

GRANTOR shall and will warrant and defend the Property to Grantee and its successors and assigns against the lawful claims of all persons lawfully claiming by, through or under Grantor, but no others.

Mail all tax statements directly to Grantee at the following address:                     .

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal as of the day and year first above written.

WITNESSES:		, a

By:
Print Name:	Print Name:
Title:

Print Name:	[CORPORATE SEAL]

Address:

STATE OF	)
) ss:
COUNTY OF	)

Before me, the undersigned, a Notary Public on this day personally appeared known to me or proved to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of the Fort Worth Hospital Real Estate, LP, a Texas limited partnership, and that he had executed the same as the act of such limited partnership for the purposes and consideration therein expressed, and in the capacity therein stated.

[Notarial Seal]	Notary Public, State of

Print Name:

My Commission Expires:

EXHIBIT A

To Special Warranty Deed

PROPERTY DESCRIPTION

[Insert Legal Description from Seller’s vesting deed]

EXHIBIT B

To Special Warranty Deed

EXCEPTIONS TO TITLE

[to be provided upon receipt and approval of Title Commitment and shall include the Permitted Exceptions]

EXHIBIT D

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

                     (“Grantor”) and                      (“Grantee”) are parties to that certain Purchase Agreement dated             , 2014 (as amended, the “Purchase Agreement”). Grantor for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to Grantor in hand paid by Grantee, has GRANTED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED, and DELIVERED and does by these presents GRANT, SELL, ASSIGN, TRANSFER, CONVEY, and DELIVER unto Grantee all of Grantor’s right, title and interest in and to, all the following described properties, rights, and interests (collectively, the “Property”) arising or used in connection with that certain real property described on Exhibit A attached hereto and incorporated herein by reference (the “Real Property”):

[Property description to be finalized upon identification of contracts and warranties to be assigned prior to Closing]

(a) All of Grantor’s interest in that certain Lease Agreement between Grantor, as landlord, and Fort Worth Surgicare Partners, LTD, as tenant (“Tenant”), dated August 8, 2013.

(b) To the extent assignable and without any warranty or recourse to Grantor, except as otherwise specifically provided to the contrary in the Amended and Restated Purchase Agreement, all of Grantor’s right, title and interest, if any, in any parking agreements, and all contract rights of Grantor relating to the Real Property and/or improvements thereon and all other intangible rights which are appurtenant to the Real Property and/or the improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the improvements, to the extent assignable, and the non-exclusive right to use of the trade name associated with the improvements, and any and all derivations of such name to the extent that Grantor has such right, provided this shall not apply to any trade names associated with the Tenant’s business or the MOB (as defined herein).

(c) Without any warranty or recourse to Grantor, all of Seller’s right, title and interest, if any, in all equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, telephone exchange numbers, tenant lease files, leasing records, tenant credit reports, telephone systems, audio systems, keys, surveys, plans and specifications (whether in cad, electronic or other format), maintenance equipment and supplies and all other tangible personal property situated on the Real Property and used in connection therewith or with the improvements thereon along with Grantor’s interest, if any, as lessee in any rented or leased personal property, to the extent assignable.

The parties agree that the Real Property is subject to that certain Ground Lease dated November 18, 2013 between the Grantor, as landlord, and 1800 Park Place Partners, LLC, as tenant (“Ground Tenant”)(“Ground Lease”) upon which a medical office building has been constructed by Ground Tenant (“MOB”). The Real Property as defined herein and Property defined herein, is subject to the Ground Lease and its terms, and assets of the Ground Tenant or the improvements located upon the “Property” as defined in this Ground Lease shall not be a part of the Property except the extent of the Grantor’s interest in the same as “Landlord” under the Ground Lease.

Additionally, notwithstanding anything to the contrary contained herein, without limitation, the following are not included in the Property (collectively, with the property of the Ground Tenant the “Excluded Assets”): (a) the name(s) of Tenant or Ground Tenant or any logo, service mark, tradename, trademark or name utilized by the same (collectively, the “Marks”), (b) any unearned insurance premiums, (c) any insurance policies or insurance contracts owned or held by Grantor or its affiliates in connection with the Property and/or the Real Property, and (e) any and all deposits, cash and other accounts owned or held by Grantor or its affiliates, except for any refundable tenant security deposits. Grantee shall not use any of the Marks in connection with the operation of the Real Property.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on this      day of             , 20    .

ASSIGNOR:

FORT WORTH HOSPITAL REAL ESTATE, a Florida limited partnership

By:
Print Name:
Title:

ASSIGNEE:

CARTER VALIDUS PROPERTIES II, LLC, a Delaware limited liability company

By:
Print Name:
Title:

EXHIBIT E

INTENTIONALLY OMITTED

E - 1

EXHIBIT F

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform                      (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required upon the transfer of certain real property to Transferee by                      (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations § 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is ; and

4.	Transferor’s address is .

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

EXECUTED as of (but not necessarily on) this      day of             , 20    .

TRANSFEROR:
, a

By:
Name:
Title:

F - 1

SWORN TO AND SUBSCRIBED BEFORE ME this      day of             , 20    .

[Notarial Seal]	Notary Public, State of

Print Name:

My Commission Expires:

F - 2

EXHIBIT G

DISCLOSURE SCHEDULE

Seller discloses the following items with regards to its representations, warranties and covenants set forth in Article IX of this Contract.

[TO BE COMPLETED BY SELLER, AS APPROPRIATE]

SELLER AGREES THAT ATTACHMENT OF THIS SCHEDULE TO THIS CONTRACT DOES NOT INDICATE PURCHASER’S ACCEPTANCE OF THE ABOVE ITEMS NOR MODIFY OR OTHERWISE WAIVE ANY OF PURCHASER’S RIGHTS UNDER THIS CONTRACT, INCLUDING PURCHASER’S RIGHT, FOR ANY OR NO REASON, TO TERMINATE THIS CONTRACT DURING THE REVIEW PERIOD.

G - 1

EXHIBIT H

FORM OF AUDIT LETTER

[Seller Letterhead]

            , 201

Ladies and Gentlemen:

Fort Worth Hospital Real Estate, LP, a Texas limited partnership (“Owner”) is writing you, as the recent seller of the real property and improvements                      (the “Property”), as listed in the attachment, to confirm its understanding that your audit, undertaken at the request of                     , of the Combined Statement of Revenue in Excess of Certain Expenses (Combined Statement) of the Property for the year ended December 31, 2014 (the “Combined Statement”), was made for the purpose of                      (“Auditor”) expressing an opinion as to whether the Combined Statement presents fairly, in all material respects, the revenue and certain expenses in conformity with the accrual basis of accounting.

By way of background to this letter, the Property was sold by the Owner to                      (“Purchaser”) pursuant to a purchase and sale agreement dated             , 201     (the “Agreement”). The books and records relating to the Property, while owned by the Owner, (i) were not audited, on an individual property level, and were not prepared in anticipation of audit, (ii) were maintained in accordance with the undersigned’s internal accounting standards or policies, and (iii) do not contain disclosure statements (as used in this letter, “financial statements of the Property” mean those financial statements of the Property maintained by the Owner as described in this sentence). In accordance with the Agreement, the Owner agreed to make available books and records relating to the Property, without any representations or warranties, to the purchasers, and have been made available to you at the request of                     , Purchaser, without any obligation to reconstitute such books and records in order to conform them to any particular accounting or financial reporting standards or requirements.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be materially changed or influenced by the omission or misstatement.

When a representation or statement herein is qualified by Owner’s knowledge, knowledge shall mean the knowledge of the Vice President of Owner, who was actively involved with the Property during Owner’s ownership of the same,.

H - 1

Owner confirms, to its knowledge, the following representations made to you during your audit:

5.	The financial statements of the properties were generated from our accounting system and are complete and accurate for the year ended December 31, 20 in all material respects and for the -months ended (most recent quarter end).

6.	To Owner’s knowledge, for the year ended December 31, 20 , there have been no:

a)	Instances of fraud involving any member of management or employees who have significant roles in control of the financial reporting of the Property.

b)	Instances of fraud involving others that are reasonably likely to have a material effect on the financial statements of the Property.

c)	Other instances of fraud perpetuated on or within the Property that are reasonably likely to have a material effect on the financial statements of the Property.

d)	Communications from regulatory agencies concerning non-compliance with, or deficiencies in, financial reporting practices that could have a material effect on the financial statements of the Property.

e)	Violations or possible violations of laws or regulations, the effects of which should be considered for disclosure or recording a loss contingency in the financial statements of the Property, in the undersigned’s business judgment.

7.	To Owner’s knowledge, to the extent that such events would materially affect the financial statements of the Property for the year 20 , we are aware of no:

a.	Material transactions that have not been properly recorded in the accounting records underlying the Statement.

b.	Events that have occurred subsequent to December 31, 20 and through the date of this letter that would require adjustment to amounts included in the financial statements of the Property.

8.	To Owner’s knowledge, the Property, during the ownership of the Owner, has complied with all aspects of contractual agreements that would have a material effect on the financial statements of the Property in the event of noncompliance.

9.	To Owner’s knowledge, all income from operating leases, including recoveries from tenants, is included in the books and records made available to you.

Very truly yours,

Fort Worth Hospital Real Estate, LP, a Texas limited partnership

Vice President

H - 2